EXHIBIT 10.6

ANNUAL INCENTIVE COMPENSATION PROGRAM

The purpose of DCB Financial Corp’s (“DCB’s”) annual incentive compensation program is to provide direct financial incentives in the form of an annual cash bonus and DCB shares to executives who achieve the DCB’s annual goals. For 2011, the Compensation Committee recommended, and the Board of Directors selected, earnings per share, the efficiency ratio, credit quality, the net interest margin, and return on equity of DCB as the measurements of DCB’s performance, with a threshold goal set for each performance measure for determining bonus opportunities for executive officers. DCB performance exceeding the threshold produces a ratable increase in the bonus amount based upon that particular performance measure. Individual goals are also established for each executive officer; however, each executive officer’s bonus opportunity is determined by weighting individual and company goals. The amount distributed to each participant is based on his or her base salary and is weighted to reflect each participant’s ability to affect the performance of DCB. Incentive compensation plans are analyzed to assure consistency with the Compensation Committee’s underlying compensation philosophy. The Board of Directors retains the right, after receipt of recommendations by the Compensation Committee, to adjust goals and to determine the amount of payments to be made at the end of the year.